Exhibit D(41)

AMENDMENT

DATED JUNE 1, 2011 TO

INVESTMENT SUB-ADVISORY AGREEMENT

for MML Mid Cap Value Fund

WHEREAS, Massachusetts Mutual Life Insurance Company (“MassMutual”) and American Century Investment Management, Inc. (the “Sub-Adviser”) entered into an Investment Sub-Advisory Agreement (the “Agreement”), effective as of May 24, 2010 relating to the MML Mid Cap Value Fund (the “Fund”); and

WHEREAS, Section 20 of the Agreement permits the Agreement to be amended by a written instrument approved in writing by both parties; and

WHEREAS, MassMutual and the Sub-Adviser desire to amend the compensation of the Sub-Adviser as described in the Agreement;

NOW THEREFORE, IT IS AGREED THAT:

1.	Capitalized terms used herein but not otherwise defined shall have the meanings given to those terms in the Agreement.

2.	Section 6(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

MassMutual agrees to pay the Sub-Adviser and the Sub-Adviser agrees to accept as full compensation for the performance of all functions and duties on its part to be performed pursuant to the provisions hereof, a fee paid monthly, in arrears, at the following rate: [    ].

3.	Except as expressly amended hereby, all provisions of the Agreement remain in full force and effect and are unchanged in all other respects.

4.	This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original and, all of which, when taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Amendment to be executed by their duly authorized officers or other representatives as of the day and year first above written.

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY			AMERICAN CENTURY INVESTMENT MANAGEMENT, INC.

By:	/s/ Eric Wietsma		By:	/s/ Otis H. Cowan
	Name:	Eric Wietsma		Name:	Otis H. Cowan
	Title:	Senior Vice President		Title:	Vice President

Accepted and Agreed to by:

MML SERIES INVESTMENT FUND on behalf of MML Mid Cap Value Fund

By:	/s/ Nicholas Palmerino
	Name:	Nicholas Palmerino
	Title:	CFO and Treasurer

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